Exhibit 99.1

FOR RELEASE August 21, 2012

SOURCE: Uni-Pixel, Inc.

UniPixel to Present at the 2012 Gateway Conference on September 6

THE WOODLANDS, Texas — August 21, 2012 — UniPixel, Inc. (NASDAQ: UNXL), a provider of Performance Engineered Films to the touch screen, flexible printed electronics, lighting and display markets, has been invited to present at the 2012 Gateway Conference being held on September 6 at the W San Francisco Hotel.

UniPixel management is scheduled to present at 9:00 a.m. Pacific time, with one-on-one meetings held throughout the day. Management will discuss the global launch of its Diamond Guard™ hard-coat film, as well as progress towards the introduction of UniBoss™ based touch screen sensors in collaboration with Texas Instruments and other controller manufacturers.

The presentation will also be webcast live at www.gateway-conference.com, under the Presenting Companies tab.

To schedule a one-on-one meeting, visit www.gateway-conference.com and click on the Register/Login tab. You may also email your request to schedule@gateway-conference.com or call Ron Both at (949) 574-3860.

About the Gateway Conference
The Gateway Conference is designed to provide a unique gateway between influential members of the investment community and a select group of compelling publicly-traded companies. Portfolio managers, research analysts and brokers from buy-side and sell-side institutions will have the opportunity to learn about more than 50 emerging growth companies across a broad range of industries, from technology, business services and digital media, to clean-tech, consumer/retail, life sciences and natural resources.  For more information, go to www.gateway-conference.com.

The invitation-only conference is hosted by Liolios Group, one of the nation’s top investor relations agencies, and sponsored by leading firms that service the financial community. For more information about Liolios Group, visit www.liolios.com.

About UniPixel
Headquartered in The Woodlands, Texas, UniPixel, Inc. (NASDAQ:UNXL) delivers Performance Engineered Films to the Lighting, Display and Flexible Electronics markets. UniPixel's high-volume roll-to-roll or continuous flow manufacturing process offers high-fidelity replication of advanced micro-optic structures and surface characteristics over large areas. A key focus for UniPixel is developing electronic conductive films for use in electronic sensors for consumer and industrial applications. The company's newly developed UniBoss™ roll-to-roll electronics manufacturing process prints conductive elements on thin film with trace widths down to ~ 5um. The company is marketing its films for touch panel sensor, cover glass replacement, protective cover film, antenna and custom circuitry applications under the UniPixel label, and potentially under private label or Original Equipment Manufacturers (OEM) brands. UniPixel's brands include Clearly Superior™, Diamond Guard™ and others. For further information, visit www.unipixel.com.

Company Contact:
Jeff Tomz, CFO
UniPixel, Inc.
Tel 281-825-4500

Investor Relations Contact:
Scott Liolios or Ron Both
Liolios Group, Inc.
Tel 949-574-3860
UNXL@liolios.com